Exhibit 14

Execution Version

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of November 19, 2020 (this “Limited Guarantee”), is made by CITIC Capital China Partners IV, L.P., an exempted limited partnership formed under the Laws of the Cayman Islands (the “Guarantor”), in favor of China Biologic Products Holdings, Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Guaranteed Party”). This Limited Guarantee is being delivered to the Guaranteed Party concurrently with the execution and delivery of the Merger Agreement (as defined below). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

1.            Limited Guarantee.

(a)            To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among CBPO Holdings Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Parent”), CBPO Group Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party with the Guaranteed Party surviving the merger (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, as a primary obligor and not merely as a surety, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), the due and punctual payment, performance and discharge of the Guaranteed Percentage of Parent’s obligation (a) to pay the Guaranteed Party the Parent Termination Fee if and as required pursuant to Section 8.2(b)(iii) of the Merger Agreement, (b) to pay any amounts if and as required pursuant to Section 8.2(d) of the Merger Agreement and (c) to pay any amounts if and as required pursuant to Section 6.11(d) of the Merger Agreement (the obligations contemplated by the immediately preceding clauses (a), (b) and (c), the “Obligations”, and the Guarantor’s Guaranteed Percentage of the Obligations, the “Guaranteed Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed the Maximum Amount, and the Guaranteed Party hereby agrees that (i) the Guarantor shall in no event be required to pay more than the Maximum Amount under, in respect of or in connection with this Limited Guarantee, (ii) this Limited Guarantee may not be enforced without giving effect to the Maximum Amount, and (iii) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party Group (as defined below)) relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement, the Support Agreement, or any document or instrument delivered in connection with the Merger Agreement, other than the Retained Claims (as defined below). This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in United States dollars in immediately available funds, unless otherwise agreed by the parties hereto. Concurrently with the delivery of this Limited Guarantee, each of the parties set forth on Schedule A (each an “Other Guarantor”) is also entering into a limited guarantee in a form and substance substantially identical (other than for the definitions of “Guaranteed Percentage” and “Maximum Amount”) to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party. For purposes of this Limited Guarantee, “Guaranteed Percentage” shall mean 13.18%, and “Maximum Amount” shall mean (A) US$9,184,348, less (B) the amount equal to the product of (I) any amount actually paid by or on behalf of Parent to the Guaranteed Party in respect of the Obligations, multiplied by (II) the Guaranteed Percentage.

(b)            Subject to the terms and conditions of this Limited Guarantee, including Section 1(a) above, if Parent fails to pay any or all of the Obligations when due pursuant to Section 8.2(b)(iii), 8.2(d) or 6.11(d) of the Merger Agreement, as applicable, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of the Guaranteed Obligations (subject to the limitations in this Limited Guarantee, including the Maximum Amount) shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option, and so long as Parent and Merger Sub remain in breach of the Obligations, take any and all actions available hereunder or under applicable Law to collect such Guaranteed Obligations from the Guarantor (subject to the Maximum Amount and the other applicable terms herein).

(c)            The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder against the Guarantor, which amounts, if paid, will be in addition to the Guaranteed Obligations, if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

2.            Nature of Guarantee.

(a)            This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate Action or Actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any Action is brought against Parent, Merger Sub, any Other Guarantor or any other Person or whether Parent, Merger Sub, any Other Guarantor or any other Person is joined in any such Action or Actions. The Guaranteed Party shall not release any Other Guarantor from any obligations under the applicable Other Guarantee or amend or waive any provision of the applicable Other Guarantee unless the Guaranteed Party offers to release the Guarantor under this Limited Guarantee in the same proportion or to amend or waive the provisions of this Limited Guarantee in the same manner. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Guarantees shall be several and not joint.

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(b)            Subject to the terms hereof, the liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law (and except in such case where this Limited Guarantee is terminated pursuant to Section 5), be absolute, irrevocable, unconditional and continuing, irrespective of:

(i)           any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement, or any of their respective assets;

(ii)           any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement, or any of their respective assets;

(iii)         any waiver, amendment, modification of, or other consent to departure from, the Merger Agreement or any other agreement or instrument evidencing, securing or otherwise executed by Parent, Merger Sub, any Other Guarantor or any other Person in connection with any of the Obligations, or any change in the manner or place of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof, in each case to the extent that any of the foregoing does not have the effect of expanding the circumstances under which the Obligations are payable;

(iv)         the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub, the Guaranteed Party or any other Person, whether in connection with any Guaranteed Obligation or otherwise, other than, in each case, (A) any claim or set-off against, defenses to or discharge of the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement and/or (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee;

(v)          the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub, the Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation;

(vi)         the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vii)        any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as an addition, substitution, discharge or release of Parent, Merger Sub, the Guarantor or any other Person as a matter of law or equity (other than as a result of payment of the Obligations or the Guaranteed Obligations in accordance with their terms, or a discharge or release of Parent with respect to the Obligations under the Merger Agreement), other than in each case with respect to (A) any claim or set-off against, defenses to or discharge of the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or (B) with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee; or

(viii)       the value, genuineness, validity, illegality or enforceability of the Other Guarantees or any other agreement or instrument referred to herein or therein.

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(c)            To the fullest extent permitted under applicable Law and subject to Section 2(f) below, the Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. When pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent, Merger Sub, any Other Guarantor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, and to the extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any such pursuit or election, in each case subject to Section 2(a).

(d)            To the fullest extent permitted by Law and subject to Section 2(f) below, the Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein (except for notices to be provided to Parent or Merger Sub pursuant to the terms of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations or the Guaranteed Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement or this Limited Guarantee).

(e)            The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent, Merger Sub or any Other Guarantor becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Merger Sub, the Guarantor or any Other Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder in accordance with the terms hereof with respect to such Guaranteed Obligation (subject to the Maximum Amount) as if such payment had not been made, so long as this Limited Guarantee has not been terminated in accordance with its terms.

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(f)            Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to Section 2(b)(ii), the Guaranteed Party hereby agrees that: (i) to the extent Parent and Merger Sub are relieved of all or any portion of the Obligations pursuant to the terms of the Merger Agreement or otherwise, the Guarantor shall be similarly and proportionally relieved of its Guaranteed Obligations under this Limited Guarantee and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Maximum Amount) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations or the Guaranteed Obligations as well as any defenses in respect of fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any term hereof.

3.            Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement, the Support Agreement or any document or instrument delivered in connection herewith or therewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor (and any successors and permitted assignees thereof) has any obligations hereunder (whether of an equitable, contractual, tort, statutory or other nature) and that, notwithstanding that the Guarantor may be a partnership, limited liability company or corporation, except for the Retained Claims (as defined below), neither the Guaranteed Party nor any of its Affiliates has any right of recovery under this Limited Guarantee, the Merger Agreement, the Support Agreement or any document or instrument delivered in connection herewith or therewith, or for any claim based on, in respect of, or by reason of, any obligations contained in any such document or instrument, against, and no personal liability shall attach to, in each case, any of the former, current or future direct or indirect equity holders, controlling persons, Affiliates (other than permitted assignees pursuant to Section 11 hereof), portfolio companies, directors, officers, employees, agents, advisors, representatives, members, managers, general or limited partners of the Guarantor, any investment fund or partnership or vehicle advised or managed by the Guarantor, or any former, current or future direct or indirect equity holder, controlling person, Affiliate (other than permitted assignees pursuant to Section 11 hereof), portfolio company, director, officer, employee, agent, advisor, representative, member, manager, or general or limited partner of any of the foregoing (each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through theories of agency, alter ego, unfairness, undercapitalization or single business enterprise, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery and claims that the Guaranteed Party, any of the direct or indirect shareholder of the Guaranteed Party or any of its subsidiaries, any Affiliate of the Guaranteed Party or such shareholder, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners or representatives of the foregoing (collectively, the “Guaranteed Party Group”) has in respect of this Limited Guarantee, the Other Guarantees, the Merger Agreement, the Support Agreement or the transactions contemplated hereby or thereby are its rights (including through exercise of third party beneficiary rights, if any, and solely to the extent expressly provided therein in accordance with the terms thereof) to recover from, and assert claims against, (i) Parent and Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (ii) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee and any Other Guarantor and its or his successors and assigns pursuant to and to the extent expressly provided in the applicable Other Guarantee (in each case, subject to the Maximum Amount and the Guaranteed Obligations set forth in this Limited Guarantee or such Other Guarantee and the other limitations described herein or therein), and (iii) the applicable Other Guarantors and their respective successors and permitted assigns under the letter agreements dated as of the date hereof between such applicable Other Guarantors, respectively, and Parent (each, an “Equity Commitment Letter” and, collectively, the “Equity Commitment Letters”), in each case pursuant to and in accordance with the terms thereof (the rights and claims described under (i) to (iii) collectively, the “Retained Claims”). The Guaranteed Party acknowledges the separate corporate existence of Parent and Merger Sub and acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs under the Merger Agreement. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its Affiliates not to, institute any Action arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Support Agreement or the transactions contemplated hereby or thereby, against the Guarantor or any Non-Recourse Party. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any person acting in a Representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub, the Other Guarantors or their respective successors and permitted assigns under the Merger Agreement, the Equity Commitment Letters, this Limited Guarantee or the Other Guarantees shall be a Non-Recourse Party.

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4.            No Subrogation. The Guarantor hereby unconditionally and irrevocably agrees that it will not exercise against Parent or Merger Sub any rights (including, without limitation, rights of subrogation, reimbursement, exoneration, indemnification or contribution and any right to participate in any claim or remedy of the Guaranteed Party), whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof or with respect to any of the Guaranteed Obligations, including without limitation the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations (subject to the Maximum Amount) have been paid in full.

5.            Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations (subject to the Maximum Amount) or the Obligations, and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstances in which Parent would not be obligated to pay the Parent Termination Fee pursuant to Section 8.2(b)(iii) of the Merger Agreement or to pay any other amount under Section 8.2(d) or Section 6.11(d) of the Merger Agreement. Notwithstanding anything to the contrary contained herein, the obligations of the Guarantor hereunder shall expire automatically three months following the valid termination of the Merger Agreement in a manner giving rise to an obligation of Parent to pay the Parent Termination Fee or to pay any other amount under Section 8.2(d) or Section 6.11(d) of the Merger Agreement (the “Fee Claim Period”), unless a legal proceeding with respect to a claim for payment of the Guaranteed Obligations (subject to the Maximum Amount) is commenced in accordance with this Limited Guarantee prior to the end of such Fee Claim Period, in which case the Guarantor’s obligations hereunder shall expire upon the date on which such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 13. In the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation, arbitration or other legal proceeding relating to this Limited Guarantee, the Merger Agreement, the Support Agreement or any document entered into in connection with such agreements or the transactions contemplated hereby or thereby (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount and the Guaranteed Obligations, or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and the Guaranteed Party Group against the Guarantor or any Non-Recourse Party or this Section 5) are illegal, invalid or unenforceable, in whole or in part, (ii) that the Guarantor is liable in excess of or to a greater extent than the Guarantee Obligations or the Maximum Amount, or (iii) any theory of liability against the Guarantor or any Non-Recourse Party other than any Retained Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability whatsoever (whether at law or equity or in tort, contract or otherwise) to the Guaranteed Party or any other member of the Guaranteed Party Group with respect to this Limited Guarantee, the Merger Agreement, the Support Agreement, any document or instrument delivered in connection with the Merger Agreement, or the transactions contemplated hereby or thereby.

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6.            Continuing Guarantee. Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations (subject to the Maximum Amount), shall be binding upon the Guarantor, its successors and permitted assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 5 and 16) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any such Non-Recourse Party.

7.            Entire Agreement. This Limited Guarantee, the Merger Agreement, the Support Agreement, the Confidentiality Agreements, the Other Guarantees and the Equity Commitment Letters constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

8.            Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may, in its sole discretion and to the extent permitted under applicable Law, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations (subject to the Maximum Amount), and may also make any agreement with Parent and/or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent and/or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee; provided that the Guaranteed Percentage and the Maximum Amount shall not be amended or modified, directly or indirectly, in any manner.

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9.            Acknowledgement. The Guarantor acknowledges that it will receive substantial indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers, covenants and agreements set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

10.            Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)            it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this Limited Guarantee;

(b)            the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any provision of the Guarantor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)            except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations hereunder in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and except for compliance with the Exchange Act, as amended, and the rules and regulations promulgated thereunder, no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d)            this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and, assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exception; and

(e)            the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or any of its permitted assignees pursuant to Section 11 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 6 hereof.

11.            No Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part, (whether by operation of Law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party), except that the rights, interests or obligations of the Guarantor under this Limited Guarantee may, without the prior written consent of the Guaranteed Party, be assigned and/or delegated, in whole or in part, by the Guarantor to one or more of its Affiliates or to one or more investment funds, partnerships or vehicles advised or managed by the Guarantor or any of its Affiliates, provided, that such assignment and/or delegation shall not relieve the Guarantor of its obligations hereunder to the extent not performed by such Affiliate, fund, partnership or vehicle. Any attempted assignment in violation of this Section 11 shall be null and void.

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12.          Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 9.4 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor:

c/o CITIC Capital Partners Management Limited

28/F, CITIC Tower

1 Tim Mei Avenue

Central, Hong Kong

Attention: [REDACTED]

Email: [REDACTED]

with a copy to:

Latham & Watkins LLP

18th Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: Frank Sun

Facsimile: +852 2912 2600

Email: Frank.Sun@lw.com

If to the Guaranteed Party, as provided in the Merger Agreement.

13.          Governing Law; Dispute Resolution.

(a)            Subject to Section 13(b), this Limited Guarantee and all disputes or controversies arising out of or relating to this Limited Guarantee or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 13. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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(b)            Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in this Section 13, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 13(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 13(a) in any way.

14.            Counterparts. This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.            Third-Party Beneficiaries. This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that each of the Non-Recourse Parties shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

16.            Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or document referred to therein), except with the written consent of the Guarantor; provided that the parties may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger Agreement or the transactions contemplated thereby (including the Merger) or in connection with any litigation relating to the Merger Agreement or the transactions contemplated thereby (including the Merger) as permitted by, or provided in, the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

17.            Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.

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18.            Miscellaneous.

(a)            No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. No failure on the part of either party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Subject to Section 5, no waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Each and every right, remedy and power hereby granted to either party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b)            Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced in violation of the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. Subject to Section 2(f), each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and Representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)            The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The word “including” and words of similar import when used in this Limited Guarantee shall mean “including, without limitation,” unless otherwise specified.

(d)            All parties hereto acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director, officer or representative thereunto duly authorized.

CITIC Capital China Partners IV, L.P.
represented by its general partner
CCP IV GP Ltd.

By:	/s/ Chan Kai Kong
Name:	Chan Kai Kong
Title: Director

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director, officer or representative thereunto duly authorized.

China Biologic Products Holdings, Inc.

By:	/s/ Sean Shao
Name:	Sean Shao
Title: Director

Schedule A

Other Guarantors

•	Centurium Capital Partners 2018, L.P.

•	Centurium Capital 2018 Co-invest, L.P.

•	CCM CB I, L.P.

•	Biomedical Treasure Limited

•	Biomedical Future Limited

•	Biomedical Development Limited

•	CC China (2019B) L.P.

•	Hillhouse Capital Investments Fund IV, L.P.

•	V-Sciences Investments Pte Ltd

•	Marc Chan